Exhibit 99.1

News Release

For Immediate Release
February 4, 2011

CARROLLTON BANCORP REPORTS FOURTH QUARTER AND FULL YEAR NET LOSS

COLUMBIA, MARYLAND - Carrollton Bancorp, (NASDAQ: CRRB) the parent company of Carrollton Bank, announced a net loss for the fourth quarter of 2010 of $1.2 million, compared to a net loss of $571,000 for the fourth quarter of 2009.  Net loss available to common shareholders for the fourth quarter of 2010 was $1.3 million ($0.52 loss per diluted share) compared to a net loss to common shareholders of $707,000 ($0.28 loss per diluted share) for the fourth quarter of 2009.

Carrollton Bancorp also announced the temporary suspension of its quarterly dividend. The dividend was reduced from $0.02 per share in the prior quarter in recognition of the Company’s limited earnings during the quarter.

The Company’s loss before taxes was $2.0 million for the quarter ended December 31, 2010 compared to pre-tax loss of $1.0 million for the quarter ended December 31, 2009. During the fourth quarter of 2010 as compared to the same quarter in 2009, the Company increased its provision for loan losses by $567,000, from $1.9 million to $2.5 million. During this same period, the Company improved non-performing assets (non-accrual loans and foreclosed real estate) by 40% from $15.8 million at September 30, 2010 to $9.5 million at December 31, 2010.  As a result of this improvement and the Company’s continued effort in managing interest rate risk, the Company’s net interest income improved by approximately $338,000. This increase was offset by a decrease in non-interest income of approximately $65,000, and the aforementioned increases in the provision for loan losses of approximately $567,000 and non-interest expenses of approximately $706,000, which can be attributed to loan collection expenses and costs relating to other real estate owned.

For the year ended December 31, 2010, the Company’s loss before taxes increased to $1.8 million compared to a loss before taxes of $1.2 million for the year ended December 31, 2009. The provision for loan losses in the 2010 full year period was $4.1 million as compared to $4.2 million for 2009. This slight improvement was offset by a $1.2 million increase in losses on securities primarily associated with the write-down of impaired bank equity and Trust Preferred securities in 2010 as compared to 2009. The Trust Preferred securities income statement write-down does not impair or affect our capital levels because of prior year treatment and write-downs of these securities through our capital.  Non-interest income, excluding the securities losses, increased by approximately $274,000 in 2010 as compared to 2009. Non-interest expenses increased by approximately $738,000 in 2010 as compared to 2009 as a result of a $522,000 increase in loan collection related costs and costs associated with foreclosed real estate, as well as a $639,000 increase in salaries and benefits associated primarily with a change in the structure of the mortgage division that resulted in a shift of costs that were previously recorded as an offset to mortgage fee income.

President and Chief Executive Officer Bob Altieri stated, “This has been a very difficult and disappointing two years and it is painful to suspend the dividend, but at this time it is the prudent course of action. We continue to remain well capitalized, but, until earnings can normalize, capital preservation is necessary. Seventy-five percent of our loan losses over the past two years have related to the construction real estate industry.  Though this portfolio has been reduced by $10 million, we continue to proactively manage our way through this very tough operating environment that has adversely hampered new home sales and this portfolio segment.We are hopeful that we are at the end of this cycle.”

Mr. Altieri continued and stated, “Although this has been a disappointing year, we are experiencing improved trends in a number of areas.  Some of these areas are:

•	Decrease in total non-accrual loans and foreclosed real estate by $6.3 million or 40%.
•	Decrease in delinquency rate from 4.7% in the 3rd quarter of 2010 to 2.0% for the 4th quarter of 2010.
•	Net interest margin improvement from 3.37% for the quarter ended December 31, 2009 to 4.05% for same quarter in 2010.
•	Net interest income increased 6.05% comparing the year 2010 to 2009.
•	Improvement in our deposit mix to reduce reliance on Certificates of Deposit and borrowings.
•	Electronic banking revenue up 21% over the prior year.
•	Carrollton Mortgage Services, Inc. pre-tax income up 17% over the prior year.
•	Carrollton Financial Services, Inc. pre-tax income up 150% over the prior year.”

As previously stated, the Company recorded a provision for loan losses of $2.5 million in the fourth quarter of 2010 compared to $1.9 million in the fourth quarter of 2009. The allowance for loan losses represented 1.39% of outstanding loans as of December 31, 2010 compared to 1.36% at December 31, 2009. The Company experienced net charge-offs of $3.0 million for the three months ended December 31, 2010 as compared to net charge-offs of $2.2 million for the same three-month period of 2009.

Total assets as of December 31, 2010 compared to December 31, 2009 reflect an 8.8%, or $37.3 million, decrease to $386.5 million. Gross loans increased 1.2% or $3.7 million from $318.3 million at December 31, 2009 to $322.0 million at December 31, 2010. Investments decreased 41.5% or $26.2 million to $37.0 million at December 31, 2010. This decrease is a result of management’s decision to use cash flow from investments to shrink the balance sheet by reducing high cost borrowings.

Total deposits decreased 10.2%, or $34.2 million, to $301.6 million while borrowings decreased $1.5 million from balances at December 31, 2009. The decrease in deposits was comprised of a $47.1 million reduction in certificates of deposit, offset by a $13.5 million increase in non-interest bearing deposits. The significant and intentional deleveraging of the balance sheet resulted in an improvement in net interest margins to 4.05% for the quarter ended December 31, 2010 as compared to 3.37% for the same period in 2009.

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of 10 branch offices in central Maryland.  The Company provides brokerage services through Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., subsidiaries of the Bank.

A summary of financial information follows.  For additional information, contact Mark A. Semanie, Chief Financial Officer, (410) 536-7308, or visit the Company’s Internet site at www.carrolltonbank.com.

FINANCIAL HIGHLIGHTS
Carrollton Bancorp
	Three Months Ended December 31,			Year Ended December 31,
	2010	2009	%Change	2010	2009	%Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Results of Operations
Net interest income	$3,824,057	$3,486,477	9.68%	$14,348,420	$13,530,482	6.05%
Provision for loan losses	2,461,991	1,895,339	29.90%	4,106,353	4,231,339	(2.95%)
Noninterest income	2,058,158	2,123,512	(3.08%)	6,840,253	7,722,318	(11.42%)
Noninterest expenses	5,450,612	4,744,531	14.88%	18,922,088	18,184,191	4.06%
Income tax expense (benefit)	(841,491)	(458,767)	(83.42%)	(894,132)	(682,576)	30.99%
Net income (loss)	(1,188,898)	(571,114)	(108.17%)	(945,636)	(480,154)	96.94%
Net income (loss) to common shareholders	(1,325,445)	(706,598)	(87.58%)	(1,488,635)	(899,398)	65.51%

Per Share
Net income - diluted	$(0.52)	$(0.28)	(83.97%)	$(0.58)	$(0.35)	(65.71%)
Cash dividends declared	0.02	0.04	(50.00%)	0.14	0.24	(41.67%)
Book value	9.51	10.27	(7.39%)	9.51	10.27	(7.39%)
Common stock closing price	4.31	4.80	(10.21%)	4.31	4.80	(10.21%)

At December 31
Short term investments	$4,539,096	$18,384,322	(75.31%)	$4,539,096	$18,384,322	(75.31%)
Investment securities (b)	37,011,545	63,255,954	(41.49%)	37,011,545	63,255,954	(41.49%)
Gross loans (net of unearned income) (a)	321,983,272	318,312,234	1.15%	321,983,272	318,312,234	1.15%
Earning assets (a, b)	366,996,913	403,828,610	(9.12%)	366,996,913	403,828,610	(9.12%)
Total assets	386,490,730	423,757,468	(8.79%)	386,490,730	423,757,468	(8.79%)
Total deposits	301,629,531	335,791,330	(10.17%)	301,629,531	335,791,330	(10.17%)
Shareholders' equity	33,395,068	35,218,075	(5.18%)	33,395,068	35,218,075	(5.18%)

Common shares outstanding	2,573,088	2,568,588		2,573,088	2,568,588

Average Balances
Short term investments	$4,786,442	$14,667,775	(67.37%)	$12,720,311	$9,679,857	31.41%
Investment securities (b)	41,587,435	65,865,716	(36.86%)	52,812,437	70,093,100	(24.65%)
Gross loans (net of unearned income) (a)	324,863,016	326,344,297	(0.45%)	314,869,515	317,420,106	(0.80%)
Earning assets (a, b)	374,766,072	410,753,888	(8.76%)	384,144,058	400,976,791	(4.20%)
Total assets	392,571,357	429,230,485	(8.54%)	403,844,988	417,299,142	(3.22%)
Total deposits	312,679,241	338,566,157	(7.65%)	321,484,196	317,771,098	1.17%
Shareholders' equity	35,658,462	36,356,902	(1.92%)	36,001,949	35,107,064	2.55%

Earnings Ratios
Return on average total assets	(1.20%)	(0.53%)		(0.23%)	(0.12%)
Return on average shareholders'
equity	(13.23%)	(6.23%)		(2.63%)	(1.37%)
Net interest margin	4.05%	3.37%		3.74%	3.37%

Credit Ratios
Nonperforming assets as a percent of
period-end loans and foreclosed real
estate (c)	2.92%	2.98%		2.92%	2.98%
Allowance to total loans	1.39%	1.36%		1.39%	1.36%
Net loan losses to average loans	0.93%	0.68%		1.25%	0.97%

Capital Ratios (period end)
Shareholders' equity to total
assets	8.64%	8.31%		8.64%	8.31%
Leverage capital	9.45%	9.27%		9.45%	9.27%
Tier 1 risk-based capital	10.11%	10.23%		10.11%	10.23%
Total risk-based capital	11.35%	11.37%		11.35%	11.37%

(a) Includes loans held for sale
(b) Excludes market value adjustment on securities available for sale
(c) Nonperforming assets are comprised of non-accrual loans and foreclosed real estate